     NOTE: Portions of this exhibit indicated by [*] are subject to a confidential treatment request, and have been omitted from this exhibit. Complete, unredacted copies of this exhibit have been filed with the Securities and Exchange Commission as part of the Company’s confidential treatment request.
SUPPLY AND LICENSE AGREEMENT
     This Supply and License Agreement (“Agreement”) is made and entered into as of this 7th day of June, 2007 (the “Effective Date”), by and between BioLife Solutions, Inc. (“BioLife”), and Bioheart, Inc. (“Customer”).
RECITALS
     The parties desire to enter into an agreement pursuant to which (i) BioLife shall supply Customer with all its requirements for BioLife Products (as defined below) to Customer, (ii) Customer shall purchase all its requirements for BioLife Products from BioLife, and (iii) BioLife shall place certain of its proprietary technology and know how into escrow, and agree to grant Customer a license to use such technology and know how in the event a Release Condition (as defined below) occurs under the escrow agreement.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Definitions. Capitalized terms which are used but not defined elsewhere in this Agreement or in the Development Agreement shall have the meanings set forth below.
          a. “BioLife Products” means BioLife’s preservation media products marketed under the brand name “HypoThermosol®,” and improvements thereon which are considered to be the same products for regulatory purposes.
          b. “Confidential Information” has the meaning given to it in Section 10(a).
          c. “cGMP” means a body of United States Food and Drug Administration guidelines related to control and management of manufacturing and quality pharmaceutical products. “Customer Products” means Customer’s cell therapy products, including, control testing of medical devices, biologics, and without limitation, Customer’s cell therapy product known as “MyoCell®,” and its related initial and intermediate biologic source material, and improvements thereon which are considered to be the same products for regulatory purposes.
          d. “Disclosing Party” has the meaning given to it in Section 10(b).
          e. “Forecast” has the meaning given to it in Section 2(c).
          f. “Intellectual Property Rights” means patent applications, patents (including reissues, divisions, continuations, and extensions), utility models, copyrights, trade secrets, author’s rights, contract and licensing rights, and any other form of intellectual property right afforded protection by law such as inventions, designs, and technical information as may exist now and/or hereafter come into existence, and all applications, renewals and extensions thereof, regardless of whether any of such rights arise under common law, the laws of the United States or the laws of any other state, country or jurisdiction.

          g. “Product Specification” means the specifications for each BioLife Product (including manufacturing standards, analytical testing requirements, product labeling and related packaging, shipping and storage specifications) as set out in Exhibit C and as such specifications may be amended by BioLife from time to time. BioLife will inform Customer of any changes to the Product Specifications in writing within 5 days of such change being made.
          h. “Purchase Order” has the meaning given to it in Section 2(d).
          i. “Quality Agreement” means the quality agreement relating to BioLife Products to be entered into by the parties within 90 days of the Effective Date pursuant to Section 2(b).
          j. “Release Conditions” has the meaning given to it in Section 5(b).
          k. “Recipient” has the meaning given to it in Section 10(b).
          l. “Warranty Period” shall have the meaning set forth in Section 7(a.iii).
     2. Supply.
          a. Sale and Purchase. Customer hereby agrees to purchase from BioLife, and BioLife hereby agrees to sell to Customer, BioLife Products to fulfill all of Customer’s requirements for hypothermic storage of Customer Products during the term of this Agreement. BioLife reserves the right to manufacture BioLife Products or have BioLife Products manufactured by third party subcontractors.
          b. Quality. All quantities of BioLife Products supplied hereunder shall be manufactured in accordance with the applicable Product Specifications and the Quality Agreement. The Parties shall execute the Quality Agreement within 90 days of the Effective Date.
          c. Forecasts. On the Effective Date, and thereafter no later than the fifth day of each calendar quarter during the term of this Agreement, Customer will provide to BioLife, in a format reasonably acceptable to BioLife, a rolling forecast specifying Customer’s anticipated requirements for BioLife Products by calendar quarter for the following eighteen (18) months (“Forecast”). Against the Forecast Customer will place orders for the quantities of BioLife Products in accordance with the process described in Section 2(d). Customer shall have a binding commitment to purchase the quantity of BioLife Products detailed in the first calendar quarter of each Forecast from BioLife on the terms and conditions of this Agreement. The amounts set forth in the following five (5) calendar quarters of each Forecast shall constitute Customer’s non-binding, good faith estimate of Customer’s requirements for quantity of BioLife Products for such periods; provided, however, that in relation to the quantity set forth for the second calendar quarter when such calendar quarter becomes the first calendar quarter of the next Forecast the amounts set forth in such first calendar quarter shall not be less than eighty per cent (80%) nor shall BioLife be obligated to supply greater than one hundred and twenty per cent (120%) of the amounts set forth in the immediately preceding Forecast for such calendar quarter unless otherwise expressly approved by BioLife. Customer and BioLife shall negotiate in good faith in an effort to determine mutually agreeable quarterly manufacturing schedules after BioLife receives each such Customer Forecast.
          d. Purchase Orders. Customer will order BioLife Products by submitting written orders to BioLife for the quantity of BioLife Products to be purchased by Customer during the period specified in the order. All Purchase Orders will reference this Agreement, state the quantities and descriptions of BioLife Products ordered, applicable fees, shipping instructions and requested delivery dates (“Purchase Order”).

     i. For purposes of this Agreement, the order date will be the date on which BioLife receives Customer’s Purchase Order. BioLife will respond in writing to each Purchase Order within ten (10) days following the order date indicating acceptance or denial of the quantities and delivery schedule set forth in the Purchase Order and, if denied, the quantities and delivery schedule which BioLife can accept.
     ii. BioLife shall make commercially reasonable efforts to ship the BioLife Products to Customer in accordance with the delivery dates specified in the Purchase Order, provided that no Purchase Order or group of Purchase Orders shall exceed Customer’s Forecast by more than twenty percent (20%) unless otherwise expressly approved by BioLife. If BioLife denies its ability to supply the quantity of BioLife Products set out in the Purchase Order and/or to supply such quantity by the requested date, BioLife shall give Customer an explanation in writing of the cause of such failure to supply and the duration for which BioLife reasonably expects such circumstances to continue.
     iii. Except for terms related to quantity, type of BioLife Product and shipping dates, any terms and conditions of any Purchase Orders which are inconsistent with the terms and conditions of this Agreement will be deemed stricken from such Purchase Order and the terms and conditions of this Agreement shall prevail, notwithstanding any acknowledgment or acceptance of such Purchase Order.
          e. Shipment, Insurance and Delivery. For purposes of this Agreement, “delivery” means the date when BioLife or its third party manufacturer transfers BioLife Products to a carrier designated by Customer to transport quantities of BioLife Products to Customer’s chosen location. BioLife will ship BioLife Products to Customer in the manner and by such carriers as Customer shall specify. Customer shall pay for all shipping charges and insurance. Title, risk of loss and/or damage to BioLife Products will pass to Customer on delivery to any carrier designated by Customer to transport quantities of BioLife Products to Customer’s premises. BioLife will pack all BioLife Products for shipment in accordance with the Product Specifications, applicable legal requirements (to the extent agreed to by the Parties), BioLife’s standard operating procedures for shipment, which shall at least conform to standard commercial practices utilized in the industry. Each delivery of BioLife Products supplied under this Agreement shall be accompanied by (i) a written certificate of analysis confirming that such delivered quantities of BioLife Products conform to the relevant Product Specifications, and (ii) all other documentation which is required to accompany such shipment to comply with all applicable U.S. laws or the laws of the country to which the Biolife Product will be shipped.
     3. Acceptance.
          a. Time to visually examine shipment. Following delivery of a shipment of BioLife Products to Customer’s premises, and during the time BioLife Products are located at the Customer’s premises Customer will comply with the storage requirements listed in the Product Specification and have a period of ten (10) days in which to visually examine the quantities of BioLife Products delivered: (i) for substantial conformity with the Purchase Order and the Product Specifications and (ii) to ensure that such delivery to BioLife Products is accompanied by a certificate of analysis, and if Customer determines (acting reasonably) that the shipment does not pass such visual examination it shall promptly notify rejection of the shipment to BioLife in writing. Subject to Section 3(b), Customer shall be deemed to have accepted each shipment of BioLife Products unless it notifies BioLife in writing of its rejection of the BioLife Products within such period. For the purposes of this Agreement, “visual examination” shall mean:

     i. comparing the applicable Purchase Order against the documentation accompanying the shipment to verify that the identity, quantity and exterior shipment packaging and labeling comply with the Purchase Order;
     ii. verifying that the certificate of analysis for the shipment states that the BioLife Products conform in all material respects to the Product Specifications; and
     iii. visually inspecting the exterior of the shipment of BioLife Products to verify that the shipment appears to be in good condition.
          b. For the avoidance of doubt, visual examination does not include laboratory analysis.
          c. Latent defects. Notwithstanding the foregoing, BioLife shall remain liable to Customer to the extent provided in Sections 3(c) and 3(d) for any latent defect that subsequently is discovered within the Warranty Period. Customer shall use its commercially reasonable efforts to inform BioLife of such defect and rejection of the relevant shipment not later than ten (10) days from the date that it discovers such latent defect.
          d. Returns. Within ten (10) days of receipt by BioLife of a notice of rejection from Customer in accordance with Section 3(a) or Section 3(b) BioLife shall indicate in writing to Customer whether BioLife is issuing a return authorization or not. In the event that a return authorization is so issued Customer shall package and return in accordance with the requirements listed in Product Specification to BioLife at BioLife’s expense the quantity of BioLife Products in question and BioLife shall replace such quantity as soon as reasonably practicable thereafter. If the payment in respect of such quantity of BioLife Products is outstanding, it shall be postponed until such replacement quantities are received and accepted by Customer in accordance with this Section 3.
          e. Dispute resolution. After receipt of any rejection notice from Customer pursuant to Section 3(a) or Section 3(b) if BioLife issues a return authorization under Section 3(c), BioLife shall analyze any quantity of BioLife Products rejected by Customer for non conformity with the Product Specifications within ten (10) days of receipt of such returned BioLife Products and present its findings with respect to such quantity of BioLife Products to Customer. If such tests confirm non-conformity with the relevant Product Specifications BioLife shall promptly supply to Customer at BioLife’s cost and expense a conforming quantity of BioLife Products in the same quantity as the rejected BioLife Products and shall reimburse Customer for any shipping charges in relation to such non-conforming quantity of BioLife Products. If the Parties cannot agree on whether the quantity of BioLife Products in question conform to the relevant Product Specifications, an independent qualified laboratory reasonably acceptable to both Parties, and at a cost shared equally by both Parties, shall analyze both Customer’s and BioLife’s samples of the BioLife Products in question, and the definitive results of such laboratory shall be binding on the Parties. If the quantity of BioLife Products in question is determined to be non-conforming, such non-conforming BioLife Products shall be held for BioLife’s disposition, or shall be returned to BioLife, in each case at BioLife’s expense, as directed by BioLife no later than ten (10) days following such determination. BioLife shall replace each non-conforming quantity of BioLife Products with a conforming quantity of BioLife Products (at BioLife’s cost and expense) promptly following such determination and shall reimburse Customer for any shipping charges in relation to such non-conforming quantity of BioLife Products. If the quantity of BioLife Products in question is determined to be conforming and provided that the certificate of analysis accompanying such quantity of BioLife Products did not indicate it to be non-conforming, such quantity of BioLife Products shall be returned to Customer at Customer’s cost and expense.

     4. BioLife Product Pricing; Annual Fee.
          a. Prices for Commercial Products. Customer shall pay to BioLife the following discounted prices for BioLife Products. Pricing for any order will be discounted by the percentage deducted from the prevailing list price for BioLife Product ordered in an amount based on the accumulated volume of purchases in a given calendar year.
     i. Annual Cumulative Order Discount Table

Current Year Cumulative Orders	Per Order Discount
$1 - $100,000	[*]
$100,001 - $250,000	[*]
$250,001 - $500,000	[*]
$500,001 - $1,000,000	[*]
$1,000,001 +	[*]
          b. Annual License Fee. As additional consideration for the obligations of BioLife under this Agreement, Customer shall pay BioLife, on the Effective Date and on each of the next nine (9) anniversaries of such date, a fee equal to [*].
          c. Audits/Inspections. Upon prior notice (minimally four (4) weeks) Customer has the right to audit the manufacture and quality of BioLife Products at BioLife’s or it’s third party manufacturer facilities in order to ensure that the quality responsibilities are being carried out in accordance with cGMP guidelines. BioLife is to advise Customer of any observations/deficiencies related to BioLife’s responsibilities or activities, arising from inspections of BioLife’s facilities carried out by regulatory authorities relating to the manufacture, storage, shipment and general application of cGMP guidelines to BioLife Products. BioLife agrees that Customer may review all regulatory findings or communications between BioLife and a regulatory agency that directly affect BioLife Products. Customer will be allowed one business day to review responses to questions related to Customer Products, prior to submission by BioLife. The wording and submission of the final response is the responsibility of BioLife.
     The Customer must advise BioLife immediately of any activities or communications that may result in an inspection of the manufacturing facilities of BioLife or it’s third party manufacturer.
     Any regulatory authority inspections of BioLife’s facilities will be managed by the BioLife. BioLife will notify Customer within twenty-four (24) hours of any regulatory inspections directly involving Customer’s Product. For inspections not involving Customer Products, the Customer will receive notification of the inspection within two (2) weeks post-inspection. If any regulatory authority schedules or conducts an unannounced inspection of Customer’s facilities, Customer will provide notification to BioLife within two (2) weeks post-inspection.
          d. Invoices. BioLife will provide an invoice to Customer by mail and/or facsimile for the BioLife Products shipped to Customer, showing the quantity, type, and prices of such BioLife Products. All Invoices shall be due any payable by Customer within thirty (30) days after acceptance of the quantity of BioLife Products in question by Customer.

          e. Payments. Payments shall be without deduction or discount, by check or by wire transfer to such U.S. bank account as BioLife may designate.
          f. Taxes and Duties. The prices for BioLife Products are expressed to be exclusive of any sales or value added tax which may be due on any supply of BioLife Products and Customer shall pay to BioLife in addition all such sales and value added tax applicable to Customer’s purchase of the BioLife Products. All payments under this Agreement shall be made free and clear of and without set off, deduction or deferment in respect of any taxes, disputes or claims whatsoever unless required by law or practice of any applicable tax authority. Customer shall be responsible for any import or export licenses that may be required.
     5. Escrow; License Grant.
          a. Escrow. The parties shall enter into an Escrow Agreement in the form of Exhibit B attached hereto with the escrow agent named therein (the “Escrow Agent”), pursuant to which BioLife shall deposit into escrow (the “Escrow”) documents describing the formulation and manufacturing process for the BioLife Products, which shall be updated by Biolife promptly after Biolife implements any changes to the formulation and manufacturing process for the BioLife Products (the “Escrow Materials”). During the term of this Agreement, before any such Release may occur, Customer shall make no attempt to reverse engineer, modify, alter in any way, or learn the formulation and/or manufacturing process for BioLife Products.
          b. Release from Escrow. The Escrow Agent shall be permitted to release the Escrow Materials to Customer only upon the occurrence of one of the following conditions (“Release Conditions”):
               i. Customer terminates this Agreement pursuant to Section 13(b)(i) or Customer or BioLife terminates this Agreement pursuant to Section 14(g) as a result of a Contingency that prevents BioLife from producing the BioLife Product; or
               ii. BioLife is unable to supply Customer with the quantities of the BioLife Products requested by Customer and as set forth in the Forecast in any two calendar quarters during the Term of this Agreement;
               iii. BioLife ceases business operations.
          c. Escrow Costs. The costs of the Escrow shall be paid by Customer in accordance with the Escrow Agreement.
          d. Confidentiality of Escrow Materials. Customer acknowledges and agrees that the Escrow Materials are Confidential Information of BioLife subject to the restrictions set forth in Section 10 below.
          e. Verification of Escrow Materials. BioLife agrees to allow Customer to validate, through BioLife’s Regulatory and Quality Consultant, that the Escrow Materials are sufficient to enable Customer to make or have made BioLife Products to the Product Specifications in accordance with BioLife’s manufacturing practices from time to time.
          f. Non-Exclusive License Grant to Customer. On the occurrence of a Release Condition BioLife hereby grants to Customer a non-transferable, non-exclusive, worldwide, fully paid-up, royalty free license (the “License”) in, under and to the Escrow Materials and the BioLife Intellectual

Property Rights, to manufacture and have manufactured the BioLife Products solely for Customer’s use, and not for resale. Customer may sublicense the foregoing rights to a third party contract manufacturer for the purpose of manufacturing BioLife Products for Customer’s use, provided that such third party shall be subject to the confidentiality and other restrictions set forth herein.
     6. Mutual Representations and Warranties. BioLife and Customer each represent and warrant to the other that (i) it has the authority to enter into and perform this Agreement, (ii) its execution, delivery and performance of this Agreement will not conflict with the terms of any other agreement to which it is or becomes a party or by which it is or becomes bound, and (iii) its compliance with the terms and conditions of this Agreement will not violate any U.S. federal, state or local laws, regulations, export laws or ordinances. BioLife and Customer each covenant to not enter into any agreement that will conflict with the terms of this Agreement.
     7. BioLife Representations and Warranties.
          a. Limited Warranty. BioLife represents and warrants to Customer that as of the Effective Date and at all times during the Term of this Agreement:
               i. all BioLife Products supplied to Customer by BioLife will be free and clear of all liens and encumbrances at the time of delivery;
               ii. all BioLife Products supplied to Customer by BioLife will be manufactured in accordance with all applicable U.S. laws and cGMP manufacturing practices;
               iii. at the time of delivery to Customer’s premises and for a period equal to the expiration dating of the product following receipt of BioLife Products by Customer at its premises (the “Warranty Period”), the BioLife Products ordered pursuant to any Purchase Order shall meet the Product Specifications and be free from defects in materials and workmanship, so long as Customer provides written documentation, that during the Warranty Period, Customer, it’s third party manufacturers, and clinical users of Customer Products have complied with all use, transportation, and storage requirements for BioLife Products as listed in Exhibit C Product Specifications. BioLife or its third party contract manufacturers are in material compliance with all applicable U.S. laws with respect to each facility to be used in manufacture of BioLife Products and, to BioLife’s knowledge, there are no circumstances or conditions which would reasonably be expected to prevent such compliance from continuing.
               iv. BioLife owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property Rights necessary for the production of the BioLife Product, and as of the Effective Date of this Agreement, BioLife Products do not interfere with, infringe upon, misappropriate, or otherwise come into conflict with the Intellectual Property Rights of any person, and BioLife has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation.
          b. Escrow Materials. BioLife represents and warrants to Customer at the Effective Date that the Escrow Materials existing at the Effective Date are sufficient to enable Customer to make or have made BioLife Products to the Product Specifications existing at the Effective Date and in accordance with the manufacturing process used by BioLife at the Effective date. BioLife Customer shall promptly update the Escrow Materials from time to time as may be necessary to reflect changes to the Product Specifications and manufacturing processes so that at all times the Escrow Materials are sufficient to enable Customer to make or have made BioLife Products to the then current Product Specifications and in accordance with the then current manufacturing process. In the event of a release of the Escrow Materials in accordance with this Agreement, BioLife shall ensure that the Escrow Materials include the most recent updates to the manufacturing process and Product Specification and shall certify to Customer that the Escrow Materials are sufficient to enable Customer to make or have made BioLife Products to the then current Product Specifications and in accordance with the then current manufacturing process.
          c. Exclusive Remedy. In the event any BioLife Products do not conform to the warranties set forth in Section 7(a) (i) to Section 7(a)(iii), BioLife will (at Customer’s option) (i) promptly correct, at no cost to Customer, any non-conforming BioLife Products by repair or replacement; or (ii) allow Customer to return non-conforming BioLife Products to BioLife (at its expense) and recover from BioLife a full refund therefore together with all costs associated with making any such return. With respect to a failure of BioLife Products to conform to the warranty set forth in Section 7(a) (iii) there shall be no warranty coverage after the Warranty Period. Customer acknowledges and agrees that the foregoing warranties are for the benefit of Customer only.
     8. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6 (“MUTUAL REPRESENTATIONS AND WARRANTIES”), AND SECTION 7 (“BIOLIFE REPRESENTATIONS AND WARRANTIES”), NEITHER PARTY MAKES, AND HEREBY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NONINFRINGEMENT OF THIRD PARTY RIGHTS AND ARISING THROUGH USAGE OF TRADE OR COURSE OF DEALING.
     9. Recalls. Customer shall bear the cost of all recalls, market withdrawals or corrections of Customer Products. Customer shall maintain records of all sales of Customer Products and Customers for the period mandated by all applicable laws in sufficient detail to allow Customer to adequately administer a recall.
     10. Confidentiality.
          a. Confidential Information. For the purposes of this Agreement “Confidential Information” means the following, subject to the exceptions set forth in Section 10(c): (i) the terms and conditions of this Agreement, for which each party will be considered a Disclosing party and a Recipient; (ii) any information provided by BioLife to Customer, for which BioLife will be considered the Disclosing party and Customer will be considered the Recipient, (iii) any information provided by Customer to BioLife for which Customer will be considered the Disclosing party and BioLife will be considered the Recipient, and (iv) any other non-public information, whether or not patentable, disclosed or provided by one party to the other party in connection with this Agreement, including, without limitation, information regarding such party’s strategy, business plans, objectives, research, technology, products, business affairs or finance including any non-public data relating to commercialization of any product and other information of the type that is customarily considered to be confidential information by parties engaged in activities that are substantially similar to the activities being engaged in by the parties under this Agreement, for which the party making such disclosure will be considered the Disclosing party. Confidential Information will include all information in tangible or intangible form that is marked or designated as confidential, or that under the circumstances of its disclosure should be considered confidential.
          b. Obligation of non-use and non-disclosure. Except to the extent expressly authorized by this Agreement including in Sections 10(c) and 10(d) or otherwise agreed in writing, each party in possession of Confidential Information (“Recipient”) of the other party (“Disclosing party”) shall maintain such Confidential Information as confidential and use it only for the purposes of this Agreement in accordance with this Section 10(b). The term of maintaining confidentiality of all such information and the limitations on use shall be for a period equal to the longer of (i) five (5) years after the date of expiration or termination of this Agreement; or (ii) for so long as the exceptions set out below in the next subsequent paragraph do not apply to the relevant Confidential Information. Each party shall guard such Confidential information using the same degree of care as it normally uses to guard its own confidential, proprietary information of like importance, but in any event no less than reasonable care.
     Notwithstanding the foregoing, the Recipient shall be relieved of the confidentiality and limited use obligations of this Agreement to the extent that the Receiving party establishes by written evidence that:
               i. the Confidential Information was previously known to the Recipient from sources other than the Disclosing party at the time of disclosure and other than under an obligation of confidentiality;
               ii. the Confidential Information was generally available to the public or otherwise part of the public domain at the time of its disclosure; or
               iii. the Confidential Information became generally available to the public or otherwise part of the public domain after its disclosure to the Recipient other than through any act or omission of the Recipient in breach of this Agreement; or
               iv. the Confidential Information is acquired in good faith in the future by the Recipient from a Third party who has a lawful right to disclose such information and who is not under an obligation of confidence to the Disclosing party with respect to such information; or
               v. the Confidential Information is subsequently developed by or on behalf of the Recipient without use of the Disclosing party’s Confidential Information.
          c. Notwithstanding the above obligations of confidentiality and non-use a Recipient may:
               i. disclose Confidential Information to a regulatory authority as reasonably necessary to obtain regulatory approval for a Customer Product in a particular jurisdiction to the extent consistent authorised under the terms of this Agreement;
               ii. disclose Confidential Information: (i) to the extent such disclosure is reasonably necessary to comply with the order of a court; or (ii) to the extent such disclosure is required to comply with a legal requirement, including to the extent such disclosure is required in publicly filed financial statements or other public statements under stock exchange rules (e.g., the rules of the U.S. Securities and Exchange Commission, NASDAQ, NYSE, or any other stock exchange on which securities issued by either party may be listed); provided, to the extent possible bearing in mind such legal requirements and subject to the next subsequent sentence of this Section 10(c), such party shall provide the other party with a copy of the proposed text of such statements or disclosure five (5) business days in advance of the date on which the disclosure is to be made to review and provide comments, unless a shorter review time is reasonably necessary under the circumstances or agreed. If the compliance with the disclosure requirements of a securities exchange or its regulatory body requires filing of this Agreement, the filing party shall seek confidential treatment of portions of this Agreement from the securities exchange or body and shall provide the other party with a copy of the proposed filings at least ten (10) business days prior to filing for the other party to review any such proposed filing. Each party agrees that it will obtain its own legal advice with regard to its compliance with securities laws and regulations, and will not rely on any statements made by the other party relating to such securities laws and regulations.;
               iii. disclose Confidential Information to such Recipient’s employees, affiliates, distributors, licensees, agents, advisors, consultants, clinical investigators, collaborators or contractors as such Recipient reasonably determines is necessary to receive the benefits of this Agreement or to fulfill its obligations pursuant to this Agreement; provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 9(b) to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement.
               iv. disclose Confidential Information: (i) to its actual or potential investment bankers and to lenders for the purpose of obtaining financing for its business; (ii) to potential investors in connection with an offering or placement of securities for purposes of obtaining financing for its business; and (iii) to bona fide potential acquirer or merger partner for the purposes of evaluating entering into a merger or acquisition, provided, however, any such persons must be obligated to substantially the same extent as set forth in Section 9(b) to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement.
     For clarity, nothing in this Section 10(c) restricts either party from using or disclosing any of its own Confidential Information for any purpose whatsoever.
          d. Except as permitted in Section 10(c), neither party shall make any public announcement or statement to the public containing Confidential Information without the prior consent of the other. All such public announcements or statements shall not be made without the prior review and consent of appropriate individual designated for the purpose by the other party.
     11. Indemnity.
          a. BioLife Indemnification Obligations. BioLife agrees to defend, indemnify and hold harmless Customer, and its officers, directors, employees and Customers (collectively the “Customer”) from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising from or related to (i) any claims for death or personal injury made by a third party resulting from Customer’s use of BioLife Products in the manufacture of, or the incorporation of BioLife Products into, Customer Products where it is proved such BioLife Products did not meet the Product Specifications during the Warranty Period and where Customer provides written documentation, that during the Warranty Period, Customer, it’s third party manufacturers, and clinical users of Customer Products have complied with all use, transportation, and storage requirements for BioLife Products as listed in Exhibit C Product Specifications; (ii) the material breach by BioLife of its representations, warranties or obligations under this Agreement, (iii) any negligent act or omission or willful misconduct of BioLife or its agents or employees; and (iv) any claim that any BioLife Product infringes the patent, copyright, trade secrets or any intellectual property right of any third party, provided, however, BioLife shall not be obligated to defend or be liable for costs and damages pursuant to (iv) above to the extent that infringement, or a claim thereof, arises out of or is related to (a) Customer’s use or combination of the BioLife Products with technology or products and materials not provided by BioLife, but only if such claim is based upon such use or combination.
          b. Customer Indemnity. Customer hereby agrees to indemnify, defend and hold harmless BioLife and its directors, officers, employees, and agents from and against any claims, losses, liabilities, damages, expenses, costs and fees (including reasonable attorney’s fees and court costs) to the extent arising from or related to (i) any claims for death or personal injury made by a third party resulting from the manufacture, or use or sale of any Customer Product, except to the extent covered by BioLife’

indemnity obligations under Section 11(a) above; (ii) the material breach by Customer of its representations, warranties or obligations under this Agreement; or (iii) any negligent act or omission or willful misconduct of Customer or its agents or employees.
          c. Insurance. Each party shall maintain (at its own expense) general commercial liability insurance coverage in an amount of at least $5,000,000 for product liability. Each policy shall name the other party as an additional insured party. Each policy shall provide that it may not be cancelled or reduced without giving at least thirty (30) days’ prior written notice to the other party.
          d. Indemnification Procedures. The Indemnifying Party’s indemnification obligations are contingent upon (i) the Indemnified Party providing prompt written notice of the existence of the claim, suit, action or proceeding to the Indemnifying Party, (ii) the Indemnified Party granting sole control over the defense or settlement of the claim to the Indemnifying Party, (iii) the Indemnified Party providing reasonable assistance at the Indemnifying Party’s expense in defending the claim or suit, and (vi) that the Indemnified Party has not entered into a settlement of the claim. Notwithstanding the foregoing, the Indemnified Party may participate in the defense and/or settlement of any such claim, suit, action or proceeding at its own expense, with counsel of its own choosing. Upon notice of any claim of infringement, or upon reasonable belief of the likelihood of such a claim, an Indemnifying Party will have the right, in its discretion, (a) to obtain the right to continued use of the allegedly infringing item, (b) substitute other suitable, functionally-equivalent, non-infringing items, or (c) replace or modify the allegedly infringing item or its design with a suitable, functionally-equivalent item so that it is no longer infringing.
     12. Limitation of Liability. EXCEPT WITH RESPECT TO CLAIMS UNDER SECTIONS 11(a) OR SECTION 11(b), NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION ARISING THEREFROM, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST BUSINESS OPPORTUNITIES, LOST PROFITS, AND BUSINESS INTERRUPTION, REGARDLESS OF THE FORM OF THE CAUSE OF ACTION, AND IRRESPECTIVE OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.
     13. Term and Termination.
          a. Term. Subject to Section 13(b), this Agreement shall commence on the Effective Date and shall remain in effect up to and including the tenth (10th) anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term, or any subsequent term pursuant to a renewal under this Section (a “Renewed Term”), this Agreement may be renewed for a period of one year by either party serving a notice offering such a renewal upon the other not later than forty five (45) days prior to the expiry of the Initial Term or the Renewed Term (as the case may be) and the other party serving upon the first party a counter-notice accepting such renewal, not later than thirty (30) days prior to the expiry of the Initial Term or the Renewed Term (as the case may be).
          b. Termination for Cause. Notwithstanding any of the other provisions in this Section 13 regarding termination of this Agreement, either party is entitled to terminate this Agreement by notice given in writing to the other if:
               i. the other party commits any material breach of any of the provisions of this Agreement and (in the case of a breach which is capable of remedy) fails to remedy the same within thirty (30) days after receipt of a written notice giving full particulars of the breach and requiring it to be so remedied; except that if the allegedly breaching party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other party within the above time periods, then the matter will be addressed under the provisions in Section 14(i), and the notifying party may not terminate this Agreement until it has been finally determined under Section 14(i) that the allegedly breaching party is in material breach of this Agreement.
          c. Effects of termination or Expiration. Subject to Section 14(b), expiration or termination of this Agreement shall terminate all rights granted hereunder but shall not relieve the Parties of any obligation accruing prior to such expiration or termination (including, but not limited to, the Customer’s payments to BioLife). Each party shall have sixty (60) days from the date on which the expiration or termination of this Agreement shall take effect to send to the other party all documents and other materials and all copies thereof relating to the Confidential Information of the other party. Notwithstanding the expiration or termination of this Agreement, in the event the Escrow Materials have been release to Customer under Section 5(b), the License granted to Customer under Section 5(f) shall survive such expiration or termination.
     14. General Provisions.
          a. Relationship of the Parties. The parties agree that each party is acting as an independent contractor and not as an agent, partner or joint venturer with the other party for any purpose. Neither party will have the right, power, or authority to act or create any obligations, express or implied, by contract or otherwise, on behalf of the other party.
          b. Survival. Sections 5 (but only where the Escrow Materials have been released to Customer pursuant to Section 5(b)), 10, 11, 12, 13(c), 14(b), 14(d), 14(i), 14(j) and 14(m) and such other provisions herein which by their nature require performance following termination will survive the termination or expiration of this Agreement.
          c. Assignment. Neither party may assign this Agreement to any third party without the prior written consent of the other party, provided, however, that the either party may assign this Agreement to (a) any successor entity which has purchased substantially all of its assets or outstanding capital stock, or pursuant to any merger, consolidation or reorganization and (b) any of its subsidiaries or affiliates, without the consent of the other party, except where that party can document that the assignee is a current competitor. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, and their respective successors and permitted assigns. Any attempted or purported assignment without the required consent will be void.
          d. Notices. Any notice required or permitted by this Agreement will be in writing and will be given by reputable overnight courier to the addresses set forth on the signature blocks on the signature page of this Agreement. Notices will be deemed effective on the day of delivery or a party’s refusal to accept delivery.
          e. Severability. In the event a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision (or part thereof) will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.
          f. Waivers; Modifications. No failure or delay by either party in exercising any right, power, or remedy under this Agreement will operate as a waiver of any such right, power or remedy. No waiver or modification of any provision of this Agreement will be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement will not be construed as a waiver of any other provision of this Agreement, nor will such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance.
          g. Force Majeure. Neither party will be liable for any loss or damage or be deemed to be in breach of this Agreement to the extent that performance of such party’s obligations or attempts to cure any breach under this Agreement are delayed or prevented as a result of any event or circumstance beyond its reasonable control, including without limitation, war, invasion, electrical shortages, “brown-outs,” labor strikes or other industrial dispute, or acts of God (“Contingency”). The parties agree to extend the performance obligations under this Agreement for the duration of a Contingency, or a period of ninety (90) days, whichever is shorter upon written notice. If the Contingency lasts more than ninety (90) days, either party may, in its discretion, terminate this Agreement upon written notice.
          h. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same instrument.
          i. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles. BioLife and Customer hereby agree to submit to the jurisdiction of any State or Federal Court in New York City, New York.
          j. Attorneys Fees. The substantially prevailing party in any action or proceeding to enforce or interpret any party of this Agreement will be entitled to recover its reasonable expenses, including, without limitation, attorneys fees (including fees on any appeal) from the non-prevailing party.
          k. The provisions of this Agreement are for the sole benefit of the parties and their successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than BioLife and Customer and their respective successors and permitted assigns except as otherwise expressly provided in Section 11. Except as expressly provided in Section 11, no person who is not a party to this Agreement (including any employee, officer, agent, representative or subcontractor of either party) shall have the right to enforce any terms of this Agreement which expressly or by implication confers a benefit on that Person without the prior written agreement of the Parties which agreement must refer to this Section 14(k).
          l. Amendment. The parties may only amend this Agreement and the Schedules hereto, by a mutual, subsequently dated written amendment signed on behalf of both parties by their duly authorized representatives.
          m. Entire Agreement. This Agreement, together with all attachments and future attachments hereto, and all attachments and future attachments thereto, constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written.

     IN WITNESS HEREOF, the parties enter into this Agreement effective as of the date first above written.

BioLife Solutions, Inc.	Bioheart, Inc.

By:	By:

Title:	Title: CEO & President

11810 North Creek Parkway North	13794 N.W. 4th Street, Suite 212
Bothell, WA 98011 USA	Sunrise, FL 33325

EXHIBIT B
Three-Party Escrow Service Agreement
Deposit Account Number:
1.	Introduction.

This Three Party Escrow Service Agreement (the “Agreement”) is entered into by and between and its Affiliates, as defined below (the “Depositor”), and by and its Affiliates (the “Beneficiary”) and by Iron Mountain Intellectual Property Management, Inc. (“Iron Mountain”) on this day of , 200 (the “Effective Date”). Depositor, Beneficiary, and Iron Mountain may be referred to individually as a “Party” or collectively as the “Parties” throughout this Agreement.
(a)	The use of the term services in this Agreement shall refer to Iron Mountain services that facilitate the creation, management, and enforcement of software or other technology escrow accounts as described in Exhibit A attached hereto (“Services”). A Party shall request Services under this Agreement by submitting a work request for certain Iron Mountain Services (“Work Request”) via written instruction or the online portal maintained at the website located at www.ironmountainconnect.com or other websites owned or controlled by Iron Mountain that are linked to that website (collectively the “Iron Mountain Website”).

(b)	The Beneficiary and Depositor have, or will have, entered into a license agreement or other agreement conveying intellectual property rights to the Beneficiary, and the Parties intend this Agreement to be considered as supplementary to such agreement, pursuant to Title 11 United States [Bankruptcy] Code, Section 365(n).
2.	Depositor Responsibilities and Representations.
(a)	Depositor shall make an initial deposit that is complete and functional of all proprietary technology and other materials covered under this Agreement (“Deposit Material”) to Iron Mountain within thirty (30) days of the Effective Date. Depositor may also update Deposit Material from time to time during the Term of this Agreement provided a minimum of one (1) complete and functional copy of Deposit Material is deposited with Iron Mountain at all times. At the time of each deposit or update, Depositor will provide an accurate and complete description of all Deposit Material sent to Iron Mountain using the form attached hereto as Exhibit B.

(b)	Depositor represents that it lawfully possesses all Deposit Material provided to Iron Mountain under this Agreement free of any liens or encumbrances as of the date of their deposit. Any Deposit Material liens or encumbrances made after their deposit will not prohibit, limit, or alter the rights and obligations of Iron Mountain under this Agreement. Depositor warrants that with respect to the Deposit Material, Iron Mountain’s proper administration of this Agreement will not violate the rights of any third parties.

(c)	Depositor represents that all Deposit Material is readable and useable in its then current form; if any portion of such Deposit Material is encrypted, the necessary decryption tools and keys to read such material are deposited contemporaneously.

(d)	Depositor agrees, upon request by Iron Mountain, in support of Beneficiary’s request for verification Services, to promptly complete and return the Escrow Deposit Questionnaire attached hereto as Exhibit Q. Depositor consents to Iron Mountain’s performance of any level(s) of verification Services described in Exhibit A attached hereto and Depositor further consents to Iron Mountain’s use of a subcontractor to perform verification Services. Any such subcontractor shall be bound by the same confidentiality obligations as Iron Mountain and shall not be a direct competitor to either Depositor or Beneficiary. Iron Mountain shall be responsible for the delivery of Services of any such subcontractor as if Iron Mountain had performed the Services. Depositor represents that all Deposit Material is provided with all rights necessary for Iron Mountain to verify such proprietary technology and materials upon receipt of a Work Request for such Services or agrees to use commercially reasonable efforts to provide Iron Mountain with any necessary use rights or permissions to use materials necessary to perform verification of the Deposit Material. Depositor agrees to reasonably cooperate with Iron Mountain by providing reasonable access to its technical personnel for verification Services whenever reasonably necessary.
3.	Beneficiary Responsibilities and Representations.
(a)	Beneficiary acknowledges that, as between Iron Mountain and Beneficiary, Beneficiary assumes all responsibility for the completeness and functionality of all Deposit Material.

(b)	Beneficiary may submit a verification Work Request to Iron Mountain for one or more of the Services defined in Exhibit A attached hereto and further consents to Iron Mountain’s use of a subcontractor if needed to provide such Services. Beneficiary warrants that Iron Mountain’s use of any materials supplied by Beneficiary to perform the verification Services described in Exhibit A is lawful and does not violate the rights of any third parties.
4.	Iron Mountain Responsibilities and Representations.
(a)	Iron Mountain agrees to use commercially reasonable efforts to provide the Services requested by Authorized Person(s) (as identified in the “Authorized Person(s)/Notices Table” below) representing the Depositor or Beneficiary in a Work Request. Iron

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Mountain may reject a Work Request (in whole or in part) that does not contain all required information at any time upon notification to the Party originating the Work Request.

(b)	Iron Mountain will conduct a visual inspection upon receipt of any Deposit Material and associated Exhibit B. If Iron Mountain determines that the Deposit Material does not match the description provided by Depositor represented in Exhibit B attached hereto, Iron Mountain will notify Depositor of such discrepancies and notate such discrepancy on the Exhibit B.

(c)	Iron Mountain will provide notice to the Beneficiary of all Deposit Material that is accepted and deposited into the escrow account under this Agreement.

(d)	Iron Mountain will work with a Party who submits any verification Work Request for Deposit Material covered under this Agreement to either fulfill any standard verification Services Work Request or develop a custom Statement of Work (“SOW”). Iron Mountain and the requesting Party will mutually agree in writing to an SOW on the following terms and conditions that include but are not limited to: description of Deposit Material to be tested; description of Verification testing; requesting Party responsibilities; Iron Mountain responsibilities; Service Fees; invoice payment instructions; designation of the paying Party; designation of authorized SOW representatives for both the requesting Party and Iron Mountain with name and contact information; and description of any final deliverables prior to the start of any fulfillment activity. After the start of fulfillment activity, each SOW may only be amended or modified in writing with the mutual agreement of both Parties, in accordance with the change control procedures set forth therein.

(e)	Iron Mountain will hold and protect Deposit Material in physical or electronic vaults that are either owned or under the control of Iron Mountain, unless otherwise agreed to by the Parties.

(f)	Upon receipt of written instructions by both Depositor and Beneficiary, Iron Mountain will permit the replacement or removal of previously submitted Deposit Material. The Party making such request shall be responsible for getting the other Party to approve the joint instructions.
5.	Payment.

The Party responsible for payment designated in Exhibit A (“Paying Party”) shall pay to Iron Mountain all fees as set forth in the Work Request (“Service Fees”). Except as set forth below, all Service Fees are due within thirty (30) calendar days from the date of invoice in U.S. currency and are non-refundable. Iron Mountain may update Service Fees with a ninety (90) calendar day written notice to the Paying Party during the term of this Agreement. The Paying Party is liable for any taxes related specifically to Services purchased under this Agreement or shall present to Iron Mountain an exemption certificate acceptable to the taxing authorities. Applicable taxes shall be billed as a separate item on the invoice. Depositor and Beneficiary agree that if this Agreement terminates during the term for any reason, other than for the fault of Iron Mountain, all prepaid fees shall be non-refundable. Any Service Fees not collected by Iron Mountain when due shall bear interest until paid at a rate of one percent (1%) per month (12% per annum) or the maximum rate permitted by law, whichever is less. Notwithstanding, the non-performance of any obligations of Depositor to deliver Deposit Material under the License Agreement or this Agreement, Iron Mountain is entitled to be paid all Service Fees that accrue during the Term of this Agreement.

6.	Term and Termination.
(a)	The “Term” of this Agreement is for a period of one (1) year from the Effective Date (“Initial Term”) and will automatically renew for additional one (1) year terms (“Renewal Term”) and continue in full force and effect until one of the following events occur: (i) Depositor and Beneficiary provide Iron Mountain with sixty (60) days’ prior written joint notice of their intent to terminate this Agreement; (ii) Beneficiary provides Iron Mountain and Depositor with sixty (60) days’ prior written notice of their intent to terminate this Agreement; (iii) the Agreement terminates under another provision of this Agreement; or (iv) any time after the Initial Term, Iron Mountain provides a sixty (60) days’ prior written notice to the Depositor and Beneficiary of Iron Mountain’s intent to terminate this Agreement. If the Effective Date is not specified in the Introduction section, then the last date noted on the signature blocks of this Agreement shall be the Effective Date.

(b)	Unless the express terms of this Agreement provide otherwise, upon termination of this Agreement, Iron Mountain shall return the Deposit Material to the Depositor. If reasonable attempts to return the Deposit Material to Depositor are unsuccessful, Iron Mountain shall destroy the Deposit Material.

(c)	In the event of the nonpayment of undisputed Service Fees owed to Iron Mountain, Iron Mountain shall provide all Parties to this Agreement with written notice of Iron Mountain’s intent to terminate this Agreement. Any Party to this Agreement shall have the right to make the payment to Iron Mountain to cure the default. If the past due payment is not received in full by Iron Mountain within thirty (30) calendar days of the date of such written notice, then Iron Mountain shall have the right to terminate this Agreement at any time thereafter by sending written notice to all Parties. Iron Mountain shall have no obligation to perform the Services under this Agreement (except those obligations that survive termination of this Agreement) so long as any undisputed Service Fees due Iron Mountain under this Agreement remain unpaid.
7.	General Indemnity.

Subject to Section 10 and 11, each Party shall defend, indemnify and hold harmless the others, their corporate affiliates and their respective officers, directors, employees, and agents and their respective successors and assigns from and against any and all claims, losses, liabilities, damages, and expenses (including, without limitation, reasonable attorneys’ fees), arising under this Agreement from the negligent or intentional acts or omissions of the indemnifying Party or its subcontractors, or the officers, directors, employees, agents, successors and assigns of any of them.

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8.	Warranties.
(a)	IRON MOUNTAIN WARRANTS ANY AND ALL SERVICES PROVIDED HEREUNDER SHALL BE PERFORMED IN A WORKMANLIKE MANNER. EXCEPT AS SPECIFIED IN THIS SECTION, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, AGAINST INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW. AN AGGRIEVED PARTY MUST NOTIFY IRON MOUNTAIN PROMPTLY OF ANY CLAIMED BREACH OF ANY WARRANTIES AND SUCH PARTY’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY SHALL BE RETURN OF THE PORTION OF THE FEES PAID TO IRON MOUNTAIN BY PAYING PARTY FOR SUCH NON-CONFORMING SERVICES. THIS DISCLAIMER AND EXCLUSION SHALL APPLY EVEN IF THE EXPRESS WARRANTY AND LIMITED REMEDY SET FORTH ABOVE FAILS OF ITS ESSENTIAL PURPOSE. THE WARRANTY PROVIDED IS SUBJECT TO THE LIMITATION OF LIABILITY SET FORTH IN THIS AGREEMENT.

(b)	Depositor warrants that all Depositor information provided hereunder is accurate and reliable and undertakes to promptly correct and update such Depositor information during the Term of this Agreement.

(c)	Beneficiary warrants that all Beneficiary information provided hereunder is accurate and reliable and undertakes to promptly correct and update such Beneficiary information during the Term of this Agreement.

(d)	Ownership Warranty. Depositor warrants that it is the owner or legal custodian of the Deposit Material and has full authority to store the Deposit Material and direct their disposition in accordance with the terms of this Agreement. Depositor shall reimburse Iron Mountain for any expenses reasonably incurred by Iron Mountain (including reasonable legal fees) by reason of Iron Mountain’s compliance with the instructions of Depositor in the event of a dispute concerning the ownership, custody or disposition of Deposit Material stored by Depositor with Iron Mountain.
9.	Confidential Information.

Iron Mountain shall have the obligation to reasonably protect the confidentiality of the Deposit Material. Except as provided in this Agreement Iron Mountain shall not disclose, transfer, make available or use the Deposit Material. Iron Mountain shall not disclose the terms of this Agreement to any third Party. If Iron Mountain receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Material, Iron Mountain will notify the Parties to this Agreement unless prohibited by law. After notifying the Parties, Iron Mountain may comply in good faith with such order. It shall be the responsibility of Depositor or Beneficiary to challenge any such order; provided, however, that Iron Mountain does not waive its rights to present its position with respect to any such order. Iron Mountain will cooperate with the Depositor or Beneficiary, as applicable, to support efforts to quash or limit any subpoena, at such party’s expense. Any party requesting additional assistance shall pay Iron Mountain’s standard charges or as quoted upon submission of a detailed request.

10.	Limitation of Liability.

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT , ALL LIABILITY, IF ANY, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OF ANY PARTY TO THIS AGREEMENT SHALL BE LIMITED TO THE AMOUNT EQUAL TO ONE YEAR OF FEES PAID OR OWED TO IRON MOUNTAIN UNDER THIS AGREEMENT. IF CLAIM OR LOSS IS MADE IN RELATION TO A SPECIFIC DEPOSIT OR DEPOSITS, SUCH LIABILITY SHALL BE LIMITED TO THE FEES RELATED SPECIFICALLY TO SUCH DEPOSITS. THIS LIMIT SHALL NOT APPLY TO ANY PARTY FOR: (I) ANY CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT; (II) LIABILITY FOR DEATH OR BODILY INJURY; (III) DAMAGE TO TANGIBLE PROPERTY (EXCLUDING THE DEPOSIT MATERIAL); (IV) THEFT; OR (V) PROVEN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

11.	Consequential Damages Waiver.

IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANOTHER PARTY FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR INFORMATION, ANY COSTS OR EXPENSES FOR THE PROCUREMENT OF SUBSTITUTE SERVICES, OR ANY OTHER INDIRECT DAMAGES, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EVEN IF THE POSSIBILITY THEREOF MAY BE KNOWN IN ADVANCE TO ONE OR MORE PARTIES.

12.	General.
(a)	Incorporation of Work Requests. All valid Depositor and Beneficiary Work Requests are incorporated into this Agreement.

(b)	Purchase Orders. In the event that the Paying Party issues a purchase order or other instrument used to pay Service Fees to Iron Mountain, any terms and conditions set forth in the purchase order which constitute terms and conditions which are in addition to those set forth in this Agreement or which establish conflicting terms and conditions to those set forth in this Agreement are expressly rejected by Iron Mountain.

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(c)	Right to Make Copies. Iron Mountain shall have the right to make copies of all Deposit Material as reasonably necessary to perform the Services. Iron Mountain shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on Deposit Material onto any copies made by Iron Mountain. Any copying expenses incurred by Iron Mountain as a result of a Work Request to copy will be borne by the Party requesting the copies. Iron Mountain may request Depositor’s reasonable cooperation in promptly copying Deposit Material in order for Iron Mountain to perform this Agreement.

(d)	Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the Commonwealth of Massachusetts, USA, as if performed wholly within the state and without giving effect to the principles of conflicts of laws.

(e)	Authorized Person(s). Depositor and Beneficiary must each authorize and designate one person whose actions will legally bind such party (“Authorized Person” who shall be identified in the Authorized Persons (s) Notices Table of this Agreement) and who may manage the Iron Mountain escrow account through the Iron Mountain website or written instruction. The Authorized Person for each the Depositor and Beneficiary will maintain the accuracy of their name and contact information provided to Iron Mountain during the term of this Agreement.

(f)	Right to Rely on Instructions. Iron Mountain may act in reliance upon any instruction, instrument, or signature reasonably believed by Iron Mountain to be genuine and from an Authorized Person(s), officer, or other employee of a Party. Iron Mountain may assume that such representative of a Party to this Agreement who gives any written notice, request, or instruction has the authority to do so. Iron Mountain will not be required to inquire into the truth or evaluate the merit of any statement or representation contained in any notice or document reasonably believed to be from such representative. With respect to Release and Destruction of Deposit Materials, Iron Mountain shall rely on an Authorized Person(s).

(g)	Force Majeure. No Party shall be liable for any delay or failure in performance due to events outside the defaulting Party’s reasonable control, including without limitation acts of God, earthquake, labor disputes, shortages of supplies, riots, war, acts of terrorism, fire, epidemics, or delays of common carriers or other circumstances beyond its reasonable control. The obligations and rights of the excused Party shall be extended on a day-to-day basis for the time period equal to the period of the excusable delay.

(h)	Notices. All notices regarding Exhibit C (release) shall be sent by commercial express mail or other commercially appropriate means that provide prompt delivery and require proof of delivery. All other correspondence, including invoices, payments, and other documents and communications, may be sent electronically or via regular mail. The Parties shall have the right to rely on the last known address of the other Parties. Any correctly addressed notice to last known address of the other Parties that is relied on herein and that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified as provided herein shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by electronic mail, the postal authorities by mail, through messenger or commercial express delivery services.

(i)	No Waiver. No waiver of rights under this Agreement by any Party shall constitute a subsequent waiver of this or any other right under this Agreement.

(j)	Assignment. No assignment of this Agreement by Depositor or Beneficiary or any rights or obligations of Depositor or Beneficiary under this Agreement is permitted without the written consent of Iron Mountain, which shall not be unreasonably withheld or delayed. Iron Mountain shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Beneficiary unless Iron Mountain receives clear, authoritative and conclusive written evidence of the change of parties.

(k)	Severability. In the event any of the terms of this Agreement become or are declared to be illegal or otherwise unenforceable by any court of competent jurisdiction, such term(s) shall be null and void and shall be deemed deleted from this Agreement. All remaining terms of this Agreement shall remain in full force and effect. If this paragraph becomes applicable and, as a result, the value of this Agreement is materially impaired for any Party, as determined by such Party in its sole discretion, then the affected Party may terminate this Agreement by written notice to the others.

(l)	Independent Contractor Relationship. Depositor and Beneficiary understand, acknowledge, and agree that Iron Mountain’s relationship with Depositor and Beneficiary will be that of an independent contractor and that nothing in this Agreement is intended to or should be construed to create a partnership, joint venture, or employment relationship.

(m)	Attorneys’ Fees. In any suit or proceeding between the Parties relating to this Agreement, the prevailing Party will have the right to recover from the other(s) its costs and reasonable fees and expenses of attorneys, accountants, and other professionals incurred in connection with the suit or proceeding, including costs, fees and expenses upon appeal, separately from and in addition to any other amount included in such judgment. This provision is intended to be severable from the other provisions of this Agreement, and shall survive and not be merged into any such judgment.

(n)	No Agency. No Party has the right or authority to, and shall not, assume or create any obligation of any nature whatsoever on behalf of the other Parties or bind the other Parties in any respect whatsoever.

(o)	Disputes. Any dispute, difference or question relating to or arising among any of the Parties concerning the construction, meaning, effect or implementation of this Agreement or the rights or obligations of any Party hereof will be submitted to, and settled by arbitration by a single arbitrator chosen by the corresponding Regional Office of the American Arbitration Association in accordance with the Commercial Rules of the American Arbitration Association. The Parties shall submit briefs of no more than 10 pages and the arbitration hearing shall be limited to two (2) days maximum. The arbitrator shall apply Massachusetts law. Unless otherwise agreed by the Parties, arbitration will take place in Boston, Massachusetts, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator. Service of a petition to confirm the arbitration award may be made by

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regular mail or by commercial express mail, to the attorney for the Party or, if unrepresented, to the Party at the last known business address. If however, Depositor or Beneficiary refuse to submit to arbitration, the matter shall not be submitted to arbitration and Iron Mountain may submit the matter to any court of competent jurisdiction for an interpleader or similar action. Unless adjudged otherwise, any costs of arbitration incurred by Iron Mountain, including reasonable attorney’s fees and costs, shall be divided equally and paid by Depositor and Beneficiary.

(p)	Regulations. All Parties are responsible for and warrant, to the extent of their individual actions or omissions, compliance with all applicable laws, rules and regulations, including but not limited to: customs laws; import; export and re-export laws; and government regulations of any country from or to which the Deposit Material may be delivered in accordance with the provisions of this Agreement.

(q)	No Third Party Rights. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement unless otherwise agreed to by all the parties hereto.

(r)	Entire Agreement. The Parties agree that this Agreement, which includes all the Exhibits attached hereto and all valid Work Requests submitted by the Parties, is the complete agreement between the Parties hereto concerning the subject matter of this Agreement and replaces any prior or contemporaneous oral or written communications between the Parties. There are no conditions, understandings, agreements, representations, or warranties, expressed or implied, which are not specified herein. Each of the Parties herein represents and warrants that the execution, delivery, and performance of this Agreement has been duly authorized and signed by a person who meets statutory or other binding approval to sign on behalf of its business organization as named in this Agreement. This Agreement may only be modified by mutual written agreement of the Parties.

(s)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

(t)	Survival. Sections 6 (Term and Termination), 7 (General Indemnity), 8 (Warranties), 9 (Confidential Information), 10 (Limitation of Liability) 11(Consequential Damages Waiver), and 12 (General) of this Agreement shall survive termination of this Agreement or any Exhibit attached hereto.

(u)	Affiliates. “Affiliates”, as used herein, shall mean those entities controlled by, or under common control with, a party of this Agreement. For purposes of the foregoing definition “control” (including “controlled by” and “under common control”) shall mean ownership of, or the right to acquire; (a) not less than fifty percent (50%) of the voting stock of a corporation, (b) the right to vote not less than fifty (50%) of the voting stock of a corporation, or (c) not less than fifty percent (50%) ownership interest in a partnership or other business entity. It is the intention of the parties (i) that each Affiliate shall be bound by the terms and conditions of this Agreement, (ii) that all of the services provided under this Agreement be made available to each Affiliate, (iii) each Affiliate shall be entitled to enforce this Agreement against Iron Mountain and that (iv) each Affiliate shall be a third party beneficiary of this Agreement.
Note: If contracting electronically via the online portal, clicking the “I Accept button displayed as part of the ordering process, evidences agreement to the preceding terms and conditions (the ‘Agreement”). If you are entering into this Agreement via the online portal on behalf of a company or other legal entity, you represent that you have the authority to bind such entity to these terms and conditions, in which case the terms “you” or “your” shall refer to such entity. If you do not have such authority, or if you do not agree with these terms and conditions, you must select the “I Decline” button.

DEPOSITOR

Company Name:
Signature:
Print Name:
Title:
Date:
Email Address:

BENEFICIARY

Company Name:
Signature:
Print Name:
Title:
Date:
Email Address:

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.

Signature:
Print Name:
Title:
Date:
Email Address::	ipmclientservices@ironmountain.com

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DEPOSITOR — Authorized Person(s)/Notices Table
     Provide the name(s) and contact information of the Authorized Person(s) under this Agreement. All notices will be sent to the person(s) at the address(es) set forth below. This is required information.

Company:
Administrative Contact
Print Name:
Title:
Email Address
Address 1
Address 2
City/State/Province
Postal/Zip Code
Phone Number
Fax Number

BENEFICIARY — Authorized Person(s)/Notices Table
Provide the name(s) and contact information of the Authorized Person(s) under this Agreement. All notices will be sent to the person(s) at the address(es) set forth below. This is required information.

Company:
Administrative Contact
Print Name:
Title:
Email Address
Address 1
Address 2
City/State/Province
Postal/Zip Code
Phone Number
Fax Number

IRON MOUNTAIN INTELLECTUAL PROPERTY MANAGEMENT, INC.
All notices should be sent to ipmclientservices@ironmountain.com OR
Iron Mountain Intellectual Property Management, Inc., Attn: Client Services
2100 Norcross Parkway, Suite 150 Norcross, Georgia, 30071, USA.
Telephone: 800-875-5669 Facsimile: 770-239-9201

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Billing Contact Information Table
Please provide the name and contact information of the Billing Contact under this Agreement. All Invoices will be sent to this individual at the address set forth below.

DEPOSITOR

Print Name:
Title:
Email Address
Street Address
Province/City/State
Postal/Zip Code
Phone Number
Fax Number
Purchase order #

BENEFICIARY

Print Name:
Title:
Email Address
Street Address
Province/City/State
Postal/Zip Code
Phone Number
Fax Number
Purchase order #

Signature:
Print Name:
Title:
Date:
Email Address

Signature:
Print Name:
Title:
Date:
Email Address:

3P-09/01/2006 NA ▲	This proposal is valid for 180 days from September 01, 2006.	Page 7 of 11

MUST BE COMPLETED     Exhibit A - Escrow Service Work Request — Deposit Account Number: _______________________________________

				PAYING PARTY
	SERVICE DESCRIPTION—			Check box to
SERVICE	THREE PARTY ESCROW AGREEMENT			identify the Paying
Check boxes to	All services are listed below. Services in shaded tables are required for every new escrow			Party for each
order service	account set up. Some services may not be available under the Agreement.	ONE-TIME FEES	ANNUAL FEES	service below
Setup Fee	Iron Mountain will setup a new escrow deposit account using a standard escrow agreement. Custom contracts are subject to the Custom Contract Fee noted below.	$1,050		☐ Depositor — OR - ☐ Beneficiary
Deposit Account Fee-including Escrow Management Center Access
	Iron Mountain will setup one deposit account to manage and administrate access to Deposit Material that will be securely stored in controlled medical vaults. Furthermore, Iron Mountain will provide account services that include unlimited deposits, electronic vaulting, access to Iron Mountain Connect™ Escrow Management Center for secure online account management, submission of electronic Work Requests, and communication of status. A Client Manager will be assigned to each deposit account and provide training upon request to facilitate secure Internet access to the account and ensure fulfillment of Work Requests. An oversize fee may apply.		$950	☐ Depositor — OR - ☐ Beneficiary
Beneficiary Fee including Escrow management Center Access	Mountain will fulfill a Work Request to add a Beneficiary to an escrow deposit account and manage access rights associated with the account. Beneficiary will have access to Iron Mountain Connect™ Escrow Management Center for secure online account management, submission of electronic Work Requests, and communication of status. A Manager will be assigned to each deposit account and provide training upon request to facilitate secure Internet access to the account and ensure fulfillment of Work Requests.		$650	☐ Depositor — OR - ☐ Beneficiary
Add Deposit Tracking Notification	At least semi-annually, Iron Mountain will send an update reminder to Depositor. Thereafter, Beneficiary will be notified of last deposit.	N/A	$350	☐ Depositor — OR - ☐ Beneficiary
Add File Comparison and Analysis Test	Iron Mountain will fulfill a Work Request to perform a File Comparison and Analysis Test, which includes analyzing deposit media readability, file listing, creation of file classification table, virus scan, assurance of completed deposit questionnaire, and analysis of completed deposit questionnaire. A final report will be sent to the Paying Party regarding the Deposit Material to ensure consistency between Depositor’s representations (i.e., Exhibit B and Supplementary Questionnaire) and stored Deposit Material.	$2,500	N/A	☐ Depositor — OR - ☐ Beneficiary
Add Deposit Compile Test	Iron Mountain will fulfill a Work Request to perform a Deposit Compile Test, which includes the File Comparison and Analysis Test as described above plus recreating the Depositor’s software development environment, compiling source files and modules, linking libraries and recreating executable code, pass/fail determination, creation of comprehensive build instructions with a final report sent to the Paying Party regarding the Deposit Material. The Paying Party and Iron Mountain will agree on a custom Statement of Work (“SOW”) prior to the start of fulfillment.	Based on SOW	N/A	☐ Depositor — OR - ☐ Beneficiary
Add Deposit Usability Test Binary Comparison	Iron Mountain will fulfill a Work Request to perform one Deposit Compile Test Binary Comparison which includes a comparison of the files built from the Deposit Compile Test to the actual licensed technology on the Beneficiary’s site to ensure a full match in file size, with a final report sent to the Requesting Party regarding the Deposit Material. The Paying Party and Iron Mountain will agree on a custom Statement of Work (“SOW”) prior to the start of fulfillment.	Based on SOW	N/A	☐ Depositor — OR - ☐ Beneficiary
Add Deposit Usability Test Full Usability Test	Iron Mountain will fulfill a Work Request to perform one Deposit Compile Test Full Usability which includes a confirmation that the built applications work properly when installed. A final report will be sent to the Paying Party regarding the Deposit Material. The Paying Party and Iron Mountain will agree on a custom Statement of Work (“SOW”) prior to the start of fulfillment.	Based on SOW	N/A	☐ Depositor — OR - ☐ Beneficiary
Add Dual/Remote Vaulting	Iron Mountain will fulfill a Work Request to store deposit materials in one additional location as defined within the Service Agreement. Duplicate storage request may be in the form of either physical media or electronic storage.	N/A	$500	☐ Depositor — OR - ☐ Beneficiary
Release Deposit Material	Iron Mountain will process a Work Request to release Deposit Material by following the specific procedures defined in Exhibit C “Release of Deposit Materials” the Escrow Service Agreement.	$500	N/A	☐ Depositor — OR - ☐ Beneficiary
Add Custom Services	Iron Mountain will provide its Escrow Expert consulting based on a custom SOW mutually agreed to by all Parties.	$150/hour	N/A	☐ Depositor — OR - ☐ Beneficiary
Custom Contract Fee	Custom contracts are subject to the Custom Contract Fee, which covers the review and processing of custom or modified contracts.	$500	N/A	☐ Depositor — OR - ☐ Beneficiary

Note: Parties may submit Work Requests via written instruction or electronically through the online portal.

3P-09/01/2006 NA ▲	This proposal is valid for 180 days from September 01, 2006.	Page 8 of 11

Exhibit B
Deposit Material Description
Company Name: _________________________________ Escrow Account Number: __________________________________
Deposit Name _____________________________ and Deposit Version ___________________________________
     (Deposit Name will appear in account history reports)
Deposit Media (Please Label All Media with the Deposit Name Provided Above)

MEDIA TYPE	QUANTITY	MEDIA TYPE	QUANTITY
☐ CD-ROM / DVD		☐ 3.5” Floppy Disk
☐ DLT Tape		☐ Documentation
☐ DAT Tape		☐ Hard Drive / CPU
☐ Circuit Board

Total Size of Transmission
	(SPECIFY IN BYTES)	# of Files	# of Folders
☐ Internet File Transfer
☐ Other (please describe below):

Deposit Encryption (Please check either “Yes” or “No” below and complete as appropriate)
Is the media or are any of the files encrypted? ? Yes or ? No
If yes, please include any passwords and decryption tools description below. Please also deposit all necessary encryption software with this deposit.
Encryption tool name ________________________________________ Version _____________________________

Hardware required

Software required

Other required information
Deposit Certification (Please check the box below to Certify and Provide your Contact Information)

☐ I certify for Depositor that the above described Deposit Material has been transmitted electronically or sent via commercial express mail carrier to Iron Mountain at the address below.	☐ Iron Mountain has inspected and accepted the above described Deposit Material either electronically or physically. Iron Mountain will notify Depositor of any discrepancies.
Name:	Name:
Print Name:	Print Name:
Date:	Date:
Email Address:
Telephone Number:
Fax Number:

Note: If Depositor is physically sending Deposit Material to Iron Mountain, please label all media and mail all Deposit Material with the appropriate Exhibit B via commercial express carrier to the following address:

Iron Mountain Intellectual Property Management, Inc.	Telephone: 800-875-5669 Facsimile: 770- 239-9201
Attn: Vault Administration
2100 Norcross Parkway, Suite 150
Norcross, GA 30071

FOR IRON MOUNTAIN USE ONLY: (NOTED DISCREPANCIES ON VISUAL INSPECTION)

3P-09/01/2006 NA ▲	This proposal is valid for 180 days from September 01, 2006.	Page 9 of 11

Exhibit C
Release Of Deposit Materials
Deposit Account Number: __________________________________
Iron Mountain will use the following procedures to process any Beneficiary Work Request to release Deposit Material. All notices under this Exhibit C shall be sent pursuant to the terms of Section 12(h) Notices.
1.	Release Conditions. The Depositor and Beneficiary agree that a Work Request for the release of the Deposit Material shall be based solely on one or more of the following conditions (defined as “Release Conditions”):
(i)	Depositor’s breach of the license agreement or other agreement between the Depositor and the Beneficiary regulating the use of the Deposit Material covered under this Agreement; or

(ii)	Failure of the Depositor to function as a going concern or to operate in the ordinary course; or

(iii)	Depositor is subject to voluntary or involuntary bankruptcy.
2.	Release Work Request. A Beneficiary may submit a Work Request to Iron Mountain to release the Deposit Material covered under this Agreement. Iron Mountain will send a written notice of this Beneficiary Work Request within five (5) business days to the Depositor’s Authorized Person(s).

3.	Contrary Instructions. From the date Iron Mountain mails written notice of the Beneficiary Work Request to release Deposit Material covered under this Agreement, Depositor authorized representative(s) shall have ten (10) business days to deliver to Iron Mountain contrary instructions. Contrary instructions shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured (“Contrary Instructions”). Contrary Instructions shall be on company letterhead and signed by an authorized Depositor representative. Upon receipt of Contrary Instructions, Iron Mountain shall promptly send a copy to Beneficiary’s Authorized Person(s). Additionally, Iron Mountain shall notify both Depositor and Beneficiary Authorized Person(s) that there is a dispute to be resolved pursuant to the Disputes provisions of this Agreement. Iron Mountain will continue to store Deposit Material without release pending (i) joint instructions from Depositor and Beneficiary with instructions to release the Deposit Material; or (ii) dispute resolution pursuant to the Disputes provisions of this Agreement; or (iii) receipt of an order from a court of competent jurisdiction.

4.	Release of Deposit Material. If Iron Mountain does not receive Contrary Instructions from an authorized Depositor representative, Iron Mountain is authorized to release Deposit Material to the Beneficiary or, if more than one Beneficiary is registered to the deposit, to release a copy of Deposit Material to the Beneficiary. Iron Mountain is entitled to receive any undisputed, unpaid Service Fees due Iron Mountain from the Parties before fulfilling the Work Request to release Deposit Material covered under this Agreement. Any Party may cure a default of payment of Service Fees.

5.	Termination of Agreement Upon Release. This Agreement will terminate upon the release of Deposit Material held by Iron Mountain.

6.	Right to Use Following Release. Beneficiary has the right under this Agreement to use the Deposit Material for the sole purpose of continuing the benefits afforded to Beneficiary by the License Agreement. Notwithstanding, the Beneficiary shall not have access to the Deposit Material unless there is a release of the Deposit Material in accordance with this Agreement. Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Material.

3P-09/01/2006 NA ▲	This proposal is valid for 180 days from September 01, 2006.	Page 10 of 11

EXHIBIT Q
Escrow Deposit Questionaire
Introduction
From time to time, technology escrow beneficiaries may exercise their right to perform verification services. This is a service that Iron Mountain provides for the purpose of validating relevance, completeness, currency, accuracy and functionality of deposit materials.
Purpose of Questionnaire
In order for Iron Mountain to determine the deposit material requirements and to quote fees associated with verification services, a completed deposit questionnaire is requested. It is the responsibility of the escrow depositor to complete the questionnaire.
Instructions
Please complete the questionnaire in its entirety by answering every question with accurate data. Upon completion, please return the completed questionnaire to the beneficiary asking for its completion, or e-mail it to Iron Mountain to the attention of verification@ironmountain.com
Escrow Deposit Questionnaire
General Description
1.	What is the general function of the software to be placed into escrow?

2.	On what media will the source code be delivered?

3.	What is the size of the deposit in megabytes?
Requirements for the Execution of the Software Protected by the Deposit
1.	What are the system hardware requirements to successfully execute the software? (memory, disk space, etc.)

2.	How many machines are required to completely set up the software?

3.	What are the software and system software requirements, to execute the software and verify correct operation?
Requirements for the Assembly of the Deposit
1.	Describe the nature of the source code in the deposit. (Does the deposit include interpreted code, compiled source, or a mixture? How do the different parts of the deposit relate to each other?)

2.	How many build processes are there?

3.	How many unique build environments are required to assemble the material in the escrow deposit into the deliverables?

4.	What hardware is required for each build environment to compile the software? (including memory, disk space, etc.)

5.	What operating systems (including versions) are used during compilation? Is the software executed on any other operating systems/version?

6.	How many separate deliverable components (executables, share libraries, etc.) are built?

7.	What compilers/linkers/other tools (brand and version) are necessary to build the application?

8.	What, if any, third-party libraries are used to build the software?

9.	How long does a complete build of the software take? How much of that time requires some form of human interaction and how much is automated?

10.	Do you have a formal build document describing the necessary steps for system configuration and compilation?

11.	Do you have an internal QA process? If so, please give a brief description of the testing process.

12.	Please list the appropriate technical person(s) Iron Mountain may contact regarding this set of escrow deposit materials.
Please provide your technical verification contact information below:

COMPANY:
SIGNATURE:
PRINT NAME:
ADDRESS 1:
ADDRESS 2:
CITY, STATE, ZIP
TELEPHONE:
EMAIL ADDRESS:

     For additional information about Iron Mountain Technical Verification Services, please contact Manager of Verification Services at 978-667-3601 ext. 100 or by e-mail at mailto: verification@ironmountain.com

3P-09/01/2006 NA ▲	This proposal is valid for 180 days from September 01, 2006.	Page 11 of 11